EXHIBIT 99.1

Evolving Systems Reports Second Quarter 2018 Financial Results

2018 Financial Results Highlights:

•                  Second quarter 2018 revenue increased 31% year-over-year to $8.1 million

•                  Year to date 2018 revenue for the first six months increased 35% over the same period last year to $16.3 million

•                  Year to date 2018 operating income was $1.0 million, net income was $0.6 million and Adjusted EBITDA was $2.1 million

•                  Year to date 2018 cash flow increased by over $1.7 million since December resulting in a 23% growth in cash balance

•                  Company continues to invest in research & development, sales, marketing and business development initiatives to improve its market position and competitive offering

ENGLEWOOD, Colorado — August 14, 2018 — Evolving Systems, Inc. (NASDAQ: EVOL), a leader in real-time digital engagement, today reported financial results for its second quarter ended June 30, 2018.

“Our 2018 second-quarter results were in line with expectations as revenue grew approximately 31% year-over-year, we were profitable on an operating and net income basis, and the cash balance on our balance sheet strengthened. Cash flow has increased by over $1.7 million year to date and our cash balance improved by 23% since December, while we increased investments in research and development, marketing and sales-related initiatives. This is an important year for Evolving Systems as we work to further integrate the BLS and Lumata acquisitions, expedite investments to strengthen our offerings and expand our business with both our installed client base and add new accounts. During the quarter, we increased our sales force and continued to hire program and account managers, increasing our support for several of our larger customers and expanding our capabilities to bring on new clients.  All of us at Evolving Systems remain focused on enhancing our business and creating long-term and sustainable shareholder value,” said Matthew Stecker, Chief Executive Officer and Executive Chairman of Evolving Systems.

2018 Results

Total revenue for the second quarter ended June 30, 2018 was $8.1 million, a $1.9 million or approximately 31.0% increase over the comparable year-ago period. Total revenue for the six months ended June 30, 2018 was $16.3 million or approximately a 35% increase over the same period a year ago.  Services revenue which includes revenues from the company’s preference for Managed Services over perpetual licensing, comprised approximately 96% of total revenue and increased $4.7 million or 43% when comparing the year to date revenues for fiscal 2018 and fiscal 2017 six month periods.

The Company reported gross profit margins, excluding depreciation and amortization, of approximately 65.0% for the six months ended June 30, 2018 as compared to gross profit margins of approximately 74.0% for the six months ended June 30th, 2017. This decline in gross margin was primarily related to the Company’s product and service mix following the acquisitions of BLS and Lumata.

Total operating expenses of $5.0 million in the quarter ended June 30, 2018 increased by approximately $2.1 million, as compared to $2.9 million in the corresponding year-ago period. Total operating expenses of $5.0 million for the six months ended June 30, 2018 increased by approximately $3.8 million, as compared to $5.7 million in the corresponding six-month period in the prior year. The increase in total operating expenses was directly related to added expenses associated with the BLS and Lumata operations, which accounted for approximately $1.5 and $2.9 million respectively of the year-over-year increases. During the second quarter the Company had non-recurring legal expenses of $0.4 million relating to settlement of a dispute arising from the SSM acquisition in September of 2015 and the write-off of uncollectible fees of $0.3 million related to projects that were terminated prior to completion.  Other additional operating expenses were primarily related to the Company’s planned investments in sales and marketing, staffing and product development.

The Company reported operating income of $1.0 million as compared to $3.3 million for the six months ended June 30, 2018 and June 30, 2017, respectively. The Company reported Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $2.1 million as compared to $4.1 million for first six months of 2018 and the first six months of 2017, respectively.  Factoring that the non-recurring expenses noted above were unanticipated, the company had expected an Adjusted “EBITDA” of $2.8 million for the first six months of 2018.

Cash and cash equivalents as of June 30, 2018 was $9.3 million, an increase of $1.7 million or 23% compared to $7.6 million as of December 31, 2017. Contract receivables, net of allowance for doubtful accounts were $9.3 million, a decrease of $0.9 million compared to December 31, 2017. Unbilled work-in-progress, net of allowance for doubtful accounts was $4.7 million and $5.8 million for the periods ended June 30, 2018 and December 31, 2017, respectively. Working capital as of June 30, 2018 decreased on a sequential basis to $8.0 million from $9.0 million as of December 31, 2017 and the Company continued to generate positive cash flows from operations.

Conference Call

The Company will be conducting a conference call and webcast on Tuesday, August 14, 2018 at 4:30 p.m. Eastern Time and 2:30 p.m. Mountain Time. The call-in numbers for the conference call are: (877) 303-6316 for domestic toll free and (650) 521-5176 for international callers. The conference ID number is 6994236. A telephone replay will be available through August 28, 2018 and can be accessed by calling (855) 859-2056 for domestic toll free or (404) 537-3406 for international callers. The conference replay ID number is also 6994236. To access a live webcast of the call, please visit Evolving Systems’ website at www.evolving.com, click the ‘Investors’ tab and then click the ‘Q2 earnings call’ icon at right. A replay of the webcast will be accessible at that website through August 28, 2018. The webcast is also available by clicking the following link: https://edge.media-server.com/m6/p/vn72799a.

Non-GAAP Financial Measures

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of non-GAAP net income and diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation, restructuring and gain/loss on foreign exchange transactions). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies. Adjusted EBITDA can be useful for lenders as an indicator of earnings available to service debt. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of real-time digital engagement solutions and services to more than 100 customers in over 60 countries worldwide. The Company’s portfolio includes market-leading solutions and services for real-time analytics, customer acquisition, customer value management and loyalty for telecom, retail and financial services companies. Founded in 1985, the Company has its headquarters in Englewood, Colorado, with offices in Asia, Europe, Africa, South America and North America. For more information, please visit www.evolving.com or follow us on Twitter at http://twitter.com/EvolvingSystems.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Specifically, statements about the market for, and performance of, the Company’s products and its ability to enhance its products and expand its capabilities with existing and new customers are forward-looking statements. These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations. For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K, 10-Q, 10-Q/A, 8-K and 8-K/A filed with the SEC and its press releases and the Company’s website.

Investor Relations Contacts:

Alice Ahern

Investor Relations

Evolving Systems

Tel: 1-844-732-5898

Email: investors@evolving.com

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EVOLVING SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
REVENUE
License fees	$249	$720	$584	$1,063
Services	7,888	5,502	15,711	11,034
Total revenue	8,137	6,222	16,295	12,097

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue, excluding depreciation and amortization	2,891	1,564	5,748	3,109
Sales and marketing	1,599	978	3,236	2,046
General and administrative	2,188	1,020	3,928	1,993
Product development	955	669	1,808	1,143
Depreciation	49	50	81	101
Amortization	251	196	493	392
Total costs of revenue and operating expenses	7,933	4,477	15,294	8,784

Income from operations	204	1,745	1,001	3,313

Other income (expense)
Interest income	2	1	30	1
Interest expense	(123)	(71)	(249)	(143)
Other expense	18	—	(13)	—
Foreign currency exchange loss	224	(219)	136	(392)
Other income (expense), net	121	(289)	(96)	(534)

Income from operations before income taxes	325	1,456	905	2,779
Income tax expense	167	354	262	704
Net income	$158	$1,102	$643	$2,075

Basic income per common share - net income	$0.01	$0.09	$0.05	$0.17

Diluted income per common share - net income	$0.01	$0.09	$0.05	$0.17

Weighted average basic shares outstanding	12,112	11,935	12,094	11,928
Weighted average diluted shares outstanding	12,124	11,972	12,145	11,958

EVOLVING SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	June 30,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$9,293	$7,562
Contract receivables	9,335	10,151
Unbilled work-in-progress	4,709	5,823
Prepaid and other current assets	1,777	2,053
Total current assets	25,114	25,589
Property and equipment, net	215	258
Amortizable intangible assets, net	5,095	5,613
Goodwill	25,074	25,216
Deferred income taxes	306	274
Total assets	$55,904	$56,950

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Term loan - current	$3,677	$2,805
Accounts payable and accrued liabilities	5,904	6,890
Contingent earnout	847	396
Income taxes payable	485	1,107
Unearned revenue	6,327	5,397
Total current liabilities	17,140	16,595
Long-term liabilities:
Term loan, net	4,156	5,942
Total liabilities	21,296	22,537

Stockholders’ equity:
Common stock	12	12
Additional paid-in capital	99,010	98,517
Treasury stock	(1,253)	(1,253)
Accumulated other comprehensive loss	(9,143)	(8,202)
Accumulated deficit	(54,018)	(54,661)
Total stockholders’ equity	34,608	34,413
Total liabilities and stockholders’ equity	$55,904	$56,950

EVOLVING SYSTEMS, INC.

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Adjusted EBITDA:

Net income	$158	$1,102	$643	$2,075
Depreciation	49	50	81	101
Amortization of intangible assets	251	196	493	392
Stock-based compensation expense	126	183	493	264
Interest expense and other (benefit), net	(121)	289	96	534
Income tax expense (benefit)	167	354	262	704
Adjusted EBITDA	$630	$2,174	$2,068	$4,070

Non-GAAP net income:

GAAP net income	$158	$1,102	$643	$2,075
Amortization of intangible assets	251	196	493	392
Stock-based compensation expense	126	183	493	264
Income tax adjustment for non-GAAP*	(68)	(141)	(231)	(243)
Non-GAAP net income	$467	$1,340	$1,398	$2,488

Diluted net income per share

GAAP	$0.01	$0.09	$0.05	$0.17

Non-GAAP	$0.04	$0.11	$0.12	$0.21
Shares used to compute diluted net income per share	12,124	11,972	12,145	11,958

* The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into account which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.